 Exhibit 10.5

EXECUTION VERSION

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of the 29th day of January 2014 (the “Effective Date”), by and between Entera Bio Ltd., an Israeli company (the “Company”) and Centillion Fund (the “Investor”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to raise capital from the Investor (the “Financing”) by means of issuance of such number of Series A Preferred Shares of the Company, with par value of NIS 0.01 per share (the “Preferred Shares”), at a price per shares of US$479.37617 (the “Price Per Share”), for an aggregate purchase price of up to $5,000,000 (the “Purchase Price”), constituting, immediately following the investment in the Company of the Initial Investment Amount and the entire Milestone Investment Amount (as such terms are defined below), 18.18% of the Company’s issued and outstanding shares on a Fully Diluted Basis (as defined below) (but excluding the Warrants to be issued pursuant to this Agreement) and reflecting a pre-money valuation of the Company of twenty-two million and five hundred thousand United States dollars (US$22,500,000) on a Fully Diluted Basis;

WHEREAS, the Board has determined that in order to induce the Investor to enter into this Agreement, it is in the best interest of the Company to issue to the Investor Warrants, each in substantially the form attached hereto as Exhibit A (the “Warrants”), representing the right to acquire Preferred Shares of the Company (as exercised, collectively, the “Warrant Shares”); and

WHEREAS, the Investor desires to invest in the Company pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows.

1.	Purchase and Sale of Shares

1.1.           Issue and Purchase of the Shares at the Initial Closing. Subject to the terms and conditions hereof, including without limitations Sections 5 and 6 below, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, at the Initial Closing (as defined below) for an aggregate purchase price of two million United States dollars (US$2,000,000) (the “Initial Investment Amount”), an aggregate amount of 4,172 Preferred Shares, at a purchase price per each share of the Price Per Share (the “Initial Closing Shares”).

1.2.           Issue and Purchase of the Milestone Shares at the Milestone Closings

(a)  Subject to the successful achievement of a Milestone Event (as defined below) no later than the applicable due time and subject to the terms and conditions set forth hereof, including without limitations this Section 1.2 and Sections 7 and 8, at each Milestone Closing (as defined below), which shall occur after the Initial Closing, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company, for an aggregate purchase price of up to three million United States dollars (US$3,000,000) (the “Milestone Investment Amount”) (such investment amount to reflect the entire sum to be invested in all of the Milestone Closings together), an aggregate amount of up to 6,258 additional Preferred Shares (the “Milestone Shares”) (such number of shares to reflect the aggregate number of shares to be issued in all of the Milestone Closings together), at a purchase price per each share of the Price Per Share, provided that at each Milestone Closing the Investor shall invest the amount in consideration for such Milestone Shares as indicated in Schedule 1.2(a), and provided further that the Investor shall have a right to invest, in its sole and absolute discretion, any portion of the Milestone Investment Amount prior to the occurrence of the respective Milestone Event against issuance of the respective portion of the Milestone Shares to the Investor by delivering a written notice to the Company (the “Acceleration Notice”). For the purposes hereof the term “Milestone Event” shall mean each of the events specified in Schedule 1.2(a) attached hereto.

(b)  Upon the completion of each Milestone Event, the Company shall deliver to the Investor a written notice of the completion of such Milestone Event (each, a “Completion Notice”).

(c)  In the event that a Milestone Event is completed in accordance with the terms and subject to the conditions of Section 1.2(b), a milestone closing shall occur upon the earlier of: (i) in connection with the achievement of a Milestone Event – two (2) business days following the receipt by the Investor of the Completion Notice; or (ii) in the event that that the Investor delivered an Acceleration Notice (if the Milestone Event(s) have not occurred by then) – seven (7) business days after the date of the Acceleration Notice (each, a “Milestone Closing”, and collectively, the “Milestone Closings”). Each of the Initial Closing and each of the Milestone Closings shall be hereinafter referred to as a “Closing”.

1.3.           The Preferred Shares to be issued to the Investor pursuant to this Agreement (including the Initial Closing Shares and any Milestone Shares) shall be referred to in this Agreement as the “Shares”. For the purpose of this Agreement, “Fully Diluted Basis” shall mean all issued and outstanding shares of the Company, with all securities convertible into shares of the Company deemed so converted; all outstanding loans, options, warrants and other rights to acquire shares or that are exchangeable for shares deemed converted or exercised; all options reserved for employees, directors and consultants deemed granted and exercised, including the Pool (as defined below); and after giving effect to all anti-dilution rights and adjustments that may be activated as a result of the transactions contemplated or referred to herein, all as set forth in the capitalization table of the Company reflecting the issued and outstanding share capital of the Company on a Fully Diluted Basis and as converted basis, both immediately prior and immediately following the Initial Closing and Milestone Closings, should they occur, and attached hereto as Schedule 1.3 (the “Capitalization Table”).

1.4.           Warrants. Subject to the terms and conditions hereof, on each Closing Date, the Company shall issue to the Investor a Warrant to acquire up to that number of Warrant Shares equal to the quotient determined by dividing (x) twenty five percent (25%) of the actual investment made by the Investor pursuant to this Agreement at such Closing by (y) the Price Per Share. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate each such Warrant and the issuance of the Warrant Shares.

2.	Closing of Issuance and Purchase

2.1.           Initial Closing. The issuance and sale of the Initial Closing Shares, the purchase thereof by the Investor, and the registration of the Initial Closing Shares in the name of the Investor in the shareholder registry of the Company (the “Initial Closing”) shall take place at the offices of Herzog Fox & Neeman, 4 Weizmann Street, Tel Aviv, concurrently with the signing of this Agreement (the “Initial Closing Date”) or at such date, time and place as the Company and the Investor shall mutually agree.

2.2.           Milestone Closings. The issuance and sale of the applicable portion of Milestone Shares, the purchase thereof by the Investor, and the registration thereof in the name of the Investor in the shareholder registry of the Company, shall take place at each of the Milestone Closings as set forth in Section 1.2(c) above at the offices of Herzog Fox & Neeman, 4 Weizmann Street, Tel Aviv, at such date or at any other place as the Company and the Investor shall mutually agree.

2.3.           Transactions at the Initial Closing. At the Initial Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.3.1.                The Company shall issue the Initial Closing Shares to the Investor, as provided in Section 1.1 hereof.

2.3.2.                The Company shall deliver to the Investor the following documents or cause the following actions to be completed:

2.3.2.1.                 True and correct copies of resolutions of the Company’s shareholders, in the form attached hereto as Schedule 2.3.2.1(A), by which, among other things, (i) the share capital of the Company shall have been reclassified and modified to create the new series of Preferred Shares and the Articles of Association of the Company have been replaced with the Amended and Restated Articles of Association attached hereto as Schedule 2.3.2.1(B) (the “Amended Articles”), (ii) the shareholders of the Company shall have waived any preemptive, anti-dilution rights or similar rights in connection with the issuance of the Shares, Warrant and Warrant Shares, (iii) this Agreement, the Investors’ Rights Agreement (as defined below) and all other Transaction Documents (as defined below), and the issuance of the Shares, the Warrants and Warrant Shares to the Investor shall have been approved, (iv) immediately prior to the Initial Closing an amount of 7,754 of the Company’s Ordinary Shares, each having a nominal value of NIS 0.01 (“Ordinary Shares”) shall have been reserved for issuance upon the exercise of options to purchase Ordinary Shares granted or to be granted to employees, directors and consultants of the Company under the Company’s employee stock ownership plan (“ESOP”) or other similar arrangements (the “Pool”) of which (a) 5,355 Ordinary Shares have been promised or otherwise allocated; and (b) 2,399 Ordinary Shares, which shall constitute, assuming the investment in the Company of the Initial Investment Amount and the entire Milestone Investment Amount, four percent (4%) of the Company’s outstanding share capital on a Fully Diluted Basis, shall be free for future issuance of Ordinary Shares to employees, directors and consultants of the Company (the “Un-Allocated Pool”), (v) the Indemnification Agreements (as

defined below) to be entered with each member of the Board of Directors shall have been approved, and (vi) the shareholders of the Company shall have agreed to a market stand-off period of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (an “IPO”);

2.3.2.2.                 True and correct copies of resolutions of the Board, in the form attached hereto as Schedule 2.3.2.2, by which the Company’s Board (i) approves the issuance and the sale of the Shares, Warrant and Warrant Shares to the Investor and reserving a sufficient number of Ordinary Shares to be issued upon conversion of the Shares and Warrant Shares, (ii) recommends to the Company’s shareholders to adopt the Amended Articles, (iii) approves this Agreement, the Investors’ Rights Agreement and all other Transaction Documents, (iv) approves the reservation of the Pool, and (v) approves the entry into the Indemnification Agreements to be entered into by the Company with each member of the Board of Directors;

2.3.2.3.                 A validly executed share certificate representing the Initial Closing Shares, issued in the name of the Investor, in the form attached hereto as Schedules 2.3.2.3;

2.3.2.4.                 An opinion of counsel to the Company dated as of the Initial Closing Date, in the form attached hereto as Schedule 2.3.2.4;

2.3.2.5.                 Director indemnification agreements with all of the Company’s directors (including the Preferred A Director as such term is defined in the Amended Articles) duly executed and approved by the Company, in the form attached hereto as Schedule 2.3.2.5, and dated as of the Initial Closing (the “Indemnification Agreement”);

2.3.2.6.                 A certificate duly executed by the chief executive officer of the Company, dated as of the Initial Closing Date, in the form attached hereto as Schedule 2.3.2.6;

2.3.2.7.                 The Company shall register the allotment of the Initial Closing Shares to the Investor in the Shareholders Register of the Company, which shall be in the form attached hereto as Schedule 2.3.2.7; and

2.3.2.8.                 The Company shall register the appointment of the Preferred A Director in the Directors Register of the Company, which shall be in the form attached hereto as Schedule 2.3.2.8.

2.3.2.9.                 The Company shall deliver to the Investor a Warrant to acquire up to that number of Warrant Shares equals to the quotient determined by dividing (x) twenty five percent (25%) of the Initial Investment Amount by (y) the Price Per Share.

2.3.3.                The Investor shall cause the transfer to the Company of the Initial Investment Amount in consideration of the Initial Closing Shares, by wire transfer to the Company’s account as set forth in Schedule 2.3.3 hereof.

2.3.4.                The Company and the Investor shall execute and deliver the Investors’ Rights Agreement in the form attached hereto as Schedule 2.3.4 (the “Investors’ Rights Agreement”).

2.3.5.                Within seven (7) days following the Initial Closing, the Company shall deliver to the Israeli Registrar of Companies the applicable reports with respect to the issuance and sale of the Initial Closing Shares, the reclassification of the Company’s share capital and creation of a new class of Preferred Shares and the appointment of the new members to the Board and the adoption of the Amended Articles.

2.4.           Transactions at the Milestone Closings. At each Milestone Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.4.1.                The Company shall issue such portion of the Milestone Shares to the Investor applicable to such Milestone Event as provided for in Section 1.2 hereof;

2.4.2.                The Company shall deliver a validly executed share certificate issued in the name of the Investor representing such portion of the issued Milestone Shares;

2.4.3.                The Company shall register the allotment of such portion of the Milestone Shares to the Investor in the Shareholders Register of the Company;

2.4.4.                The Company shall deliver to the Investor a Warrant to acquire up to that number of Warrant Shares equals to the quotient determined by dividing (x) twenty five percent (25%) of the portion of the applicable Milestone Investment Amount by (y) the Price Per Share.

2.4.5.                A certificate duly executed by the chief executive officer of the Company, dated as of the applicable Milestone Closing Date, in the form attached hereto as Schedule 2.4.5;

2.4.6.                The Investor shall cause the transfer to the Company of such portion of the Milestone Investment Amount as set forth opposite to the applicable Milestone Event in Schedule 1.2(a), by wire transfer to the Company’s account as set forth in Schedule 2.3.3 hereof; and

2.4.7.                Promptly following each Milestone Closing, the Company shall deliver to the Israeli Registrar of Companies the applicable reports with respect to the issuance and sale of the applicable Milestone Shares.

3.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor, that the following is true and correct as of the date hereof, except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached hereto as Schedule 3 and furnished to the Investor and counsel to the Investor, specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder (it is being understood that the disclosures in any section or subsections of the Schedule of Exceptions shall be deemed to be disclosed with respect to any other section of the Schedule of Exceptions to the extent that it is readily apparent on the face of such disclosures that such disclosure is applicable or relevant to such other sections or subsections), and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows.

3.1.           Organization. The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as presently proposed to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby. Neither the nature of the Company’s business as now conducted and currently proposed to be conducted nor its current ownership or leasing of property require that the Company be qualified to do business in any jurisdiction other than the State of Israel, except where the failure to so qualify or be in good standing would not be reasonable expected to have a Material Adverse Effect (as defined below). The Articles of Association of the Company as in effect immediately prior to the Initial Closing (until the adoption of the Amended Articles) are attached hereto as Schedule 3.1. The Company has not taken any action or, to the Company’s knowledge, failed to take any action, which action or failure would preclude or prevent the Company from conducting its business, in all material respect, after the Closing in the manner heretofore conducted.

3.2.           Share Capital. The authorized share capital of the Company as of immediately prior to the Initial Closing consists of NIS 10,250 divided into:

3.2.1.                (A) 1,000,000 Ordinary Shares, of which (i) 34,396 Ordinary Shares are issued and outstanding immediately prior to the Initial Closing; (ii) 7,754 Ordinary Shares are reserved as part of the Pool, of which options to purchase 5,355 shares have been promised and 2,399 Ordinary Shares remain available for issuance of options to the Company’s employees, directors and consultants; (iii) 4,786 Ordinary Shares are reserved for issuance upon conversion of convertible loans under convertible loan agreements to which the Company is a party; (iv) 10,430 Ordinary Shares are reserved for issuance upon conversion of the Shares; and (v) 2,608 Ordinary Shares are reserved for issuance upon conversion of the Warrant Shares; and (B) 25,000 Preferred Shares, none of which are issued and outstanding immediately prior to the Initial Closing.

3.2.2.                Except for the transactions contemplated by this Agreement, and except as set forth in Section 3.2.2 of the Schedule of Exceptions hereto, there are no other shares, preemptive rights, convertible securities, convertible loans, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company and/or, to the Company’s knowledge, from any shareholder of the Company any share capital of the Company and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of the Company or under which the Company and/or, to the Company’s knowledge, any shareholder of the Company is, or may become, obligated to issue any debt or equity securities and there are no commitments, promises, understandings or undertakings with respect to grants of any options under the Pool or otherwise.

3.2.3.                All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The Shares and Warrant Shares, when issued, sold and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles and Transaction Documents, and except as set forth on Section 3.2.3 of the Schedule of Exceptions hereto will be free and clear of any liens, claims, encumbrances or third party rights of any kind (other than as set forth in the Amended Articles and Transaction Documents) and duly registered in the name of the Investor in the Company’s register of shareholders, and (assuming the representations and warranties of the Investor set forth in Section 4 of this Agreement are true and correct) will be offered, sold and issued in compliance with all applicable securities laws. The Ordinary Shares issuable upon the exercise of the Warrant have been duly authorized and reserved for issuance by all necessary corporate action and, upon issuance in accordance with the terms of the Amended Articles and Transaction Documents, shall be duly and validly issued, fully paid, non-assessable, free of any preemptive rights, will have the rights, preferences, privileges and restrictions set forth in the Amended Articles, will be free and clear of any liens, claims, encumbrances or third party rights of any kind (other than as set forth in the Amended Articles and Transaction Documents) and (assuming the representations and warranties of the Investor set forth in Section 4 of this Agreement are true and correct) will be issued in compliance with all applicable securities laws. Except as set forth in this Agreement and the Investor’s Rights Agreement and Section 3.2.3 of the Schedule of Exceptions hereto, the Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities. The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares, Warrant and Warrant Shares covered by this Agreement.

3.2.4.                The Company option plan that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance [New Version] 5721-1961, and the rules and regulations promulgated thereunder (a “102 Plan” and the “Ordinance”, respectively) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the Israel Tax Authority (“ITA”). All options to purchase the Company’s share capital which are subject to tax under Section 102 of the Ordinance and which were issued under any 102 Plan have been granted and issued, as applicable, in compliance with the applicable requirements of Section 102 of Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company Options, and the due deposit of such Company Options with such trustee pursuant to the terms of Section 102 of the Ordinance and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

3.3.           Ownership of Shares. Section 3.3 of the Schedule of Exceptions sets forth the capitalization of the Company immediately prior to and following the Initial Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares; (ii) granted share options, including vesting schedule, acceleration provisions and exercise price; (iii) Ordinary Shares reserved for future award grants under the ESOP; (iv) each series of the Company’s Preferred Shares; and (v) warrants or rights to purchase from the Company shares of the Company, if any. Except as set forth in Schedule 3.3 of the Schedule of Exceptions, the individuals identified on Section 3.3 of the Schedule of Exceptions as the shareholders, optionholders or warrantholders of the Company are the lawful owners, and to the Company’s knowledge, beneficially and of record, of all of the issued and outstanding shares of the Company and of all rights thereto, and except as set forth in the Amended Articles, the Transaction Documents and Section 3.3 of the Schedule of Exceptions, the Company is not aware of the existence of any liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and none of the said individuals owns any other shares, options or other rights to subscribe for, purchase or acquire any share capital of the Company from the Company or to the Company’s knowledge, from each other. All outstanding shares of the Company and all Ordinary Shares of the Company underlying outstanding options are subject to (or shall be immediately following the Initial Closing) (i) a right of first refusal in favor of either the Company or other shareholders of the Company upon any proposed transfer (other than transfers for estate planning purposes) and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (an “IPO”).

3.4.           Subsidiaries. The Company does not own, directly or indirectly, any share capital of any corporation, association or business entity and is not a participant in any partnership, joint venture or other business association.

3.5.           Directors and Officers. The directors and officers of the Company are set forth in Section 3.5 of the Schedule of Exceptions. Except for the transactions contemplated in the Transaction Documents, the Amended Articles and as set forth in Section 3.5 of the Schedule of Exceptions hereto, the Company does not have any agreement, obligation or commitment with respect to the election of any individual or individuals to its Board, or to appoint anyone as an officer and there is no voting agreement or other arrangement among the Company’s shareholders. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any directors or officers in addition to that set forth in their respective employment agreement or consulting agreement, as applicable, have been fully disclosed in writing to the Investor.

3.6.           Financial Statements. The Company has furnished the Investor with its audited, New Israeli Shekel (“NIS”)-denominated financial statements as of and for the year ending December 31, 2012, and unaudited, reviewed NIS -denominated financial statements as of and for the period ended September 30, 2013 (the “Financial Statements”). The Financial Statements are true and correct in all material respects, were prepared from and are in accordance with the books and records of the Company and have been prepared in accordance with International Financial Reporting Standards (“IFRS”) consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended. Other than as set forth in Section 3.6 of the Schedule of Exceptions, the Company has no material liabilities, debts or obligations of any nature, direct or indirect, whether accrued, absolute or contingent other than liabilities reflected or reserved against in the Financial Statements. Except as set forth in Section 3.6 of the Schedule of Exceptions, since September 30, 2013, there has not been:

3.6.1.                any material adverse change in the assets (including intangible assets), liabilities, financial condition, operating results, or business of the Company from that reflected in the Financial Statements;

3.6.2.                any damage, destruction or loss, whether or not covered by insurance, to any material asset or which would have a Material Adverse Effect;

3.6.3.                any waiver by the Company of a valuable right or of a material debt owed to it;

3.6.4.                any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, financial condition, operating results or business of the Company;

3.6.5.                any material change in any compensation arrangement or agreement with any employee of the Company;

3.6.6.                any loans or advances made by the Company to its employees, officers, or directors or obligations to make such loans or advances, other than advances made in the ordinary course of business in an amount not exceeding $5,000 in the individual and $10,000 in the aggregate;

3.6.7.                any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of lien on, any of the Company’s assets;

3.6.8.                any change in the accounting methods or accounting principles or practices employed by the Company;

3.6.9.                any material change to a material contract or agreement by which the Company is subject or by which any of their respective assets are bound;

3.6.10.                any sale, assignment, lease, license or transfer of any Company’s Intellectual Property, other than transactions in the Company’s ordinary course of business and none of which involves the grant of an exclusive license to the Company’s Intellectual Property in any jurisdiction or market;

3.6.11.                any cash utilization by the Company other than in the ordinary and usual conduct of its business;

3.6.12.                any arrangement or commitment by the Company to do any of the things described in clauses 3.6.3 through 3.6.11 above; or

3.6.13.                any other event, condition or occurrence of any character, which could reasonably be expected to result in a Material Adverse Effect.

3.7.           Authorization; Approvals. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement, the Investor’s Rights Agreement, the Warrant and any and all other agreements executed or documents delivered in connection herewith or therewith (collectively, the “Transaction Documents”), and for the authorization, issuance, and sale of the Shares being sold under this Agreement and of the Warrant Shares issuable upon the exercise of the Warrant has been (or will be) taken prior to the Initial Closing. The Transaction Documents, when executed and delivered by or on behalf of the Company shall constitute the valid and legally binding obligations of the Company and legally enforceable against the Company in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any third party on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Initial Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the offer, sale, or issuance of the Shares and Warrant Shares other than filings with the OCS (as such term is defined below, and filings with the Israeli Registrar of Companies to be effected following the Initial Closing.

3.8.           Compliance with Other Instruments. The Company is not in default under (i) its Articles or (ii) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected or (iii) any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal requirement law (a “Law”) or order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (an “Order”), which default under sub-sections (ii) and (iii) would reasonably be expected to result in a material adverse effect on the assets (tangible or intangible), condition (financial or otherwise), liabilities, properties, results of operations or business of the Company as currently conducted or currently proposed to be conducted, (a “Material Adverse Effect”). The Company is not aware of any default of any third party under any material agreement, contract, document or other instrument to which the Company is a party or by which it or any of its property is affected. The Company is not a party to or, to its knowledge, bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

3.9.           No Breach. Neither the execution and delivery of any of the Transaction Documents nor compliance by the Company with the terms and provisions thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s Articles of Association or other governing instruments of the Company, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract, lease, license or commitment referred to in this Section 3.9, or to any of the properties of the Company or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained or shall be obtained by the Initial Closing.

3.10.           Records. The minute books of the Company, which have been provided to the Investor, contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and Board (and any committee thereof). No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements, in all material respects, and are complete and accurate in all respects.

3.11.           Ownership of Assets; No Indebtedness. Except as set forth in Section 3.11 of the Schedule of Exceptions hereto, the Company does not lease or license any property. All property owned by the Company is so owned free and clear of all mortgages, pledges, liens, licenses, leases security interests, encumbrances or charges in amounts equal to or greater than $1,000 other than those identified on Section 3.11 of the Schedule of Exceptions. Except as set forth in Section 3.11 of the Schedule of Exceptions hereto, the Company has no outstanding debt for borrowed money and have not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss).

3.12.           Intellectual Property Rights

3.12.1.                Except as set forth in Section 3.12.1 of the Schedule of Exceptions hereto, to the best of the Company’s knowledge the Company owns or possesses or otherwise has the legally enforceable right to use all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted. Each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company are listed in Section 3.12.1 of the Schedule of Exceptions hereto. The Company has complied, in all material respects with the requirements of, and has filed all material documentation required in dealing with, all Patent and Trademark Offices and any other patent registry agency in which its patent applications were filed, and, to the best knowledge of the Company, all patents (if any) and patent applications are in effect, and to the best knowledge of the Company, there is no prior art or any other claim which renders the inventions of the Company referred to in the patents, patent applications and related documentation (if any) invalid in any manner. Section 3.12.1 of the Schedule of Exceptions identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Intellectual Property Rights of the Company. As used in this Agreement, “Intellectual Property Rights” means all rights and interests of any kind in and to Intellectual Property; “Intellectual Property” means any of the following: (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (iii)

copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, knowhow, technology manufacturing and product processes and techniques, research and development information, copyrightable works, (vi) other proprietary rights relating to any of the foregoing, and (vii) copies and tangible embodiments thereof.

3.12.2.                Except as set forth in Section 3.12.2 of the Schedule of Exceptions hereto, the Intellectual Property owned by the Company, together with any Intellectual Property used by Company, has been developed solely by the Company, its employees or consultants or, in the case of a third party licensing entity, to the Company’s knowledge the Intellectual Property has been developed solely by the employees or consultants of the licensing entity providing the Company with the applicable license.

3.12.3.                Except as set forth in Section 3.12.3 of the Schedule of Exceptions hereto, the Intellectual Property owned by the Company, together with the Intellectual Property licensed to Company under any license, includes all the Intellectual Property and Intellectual Property Rights required, used in, or held for use in, or reasonably deemed necessary for the conduct of the company’s business as presently conducted, including Intellectual Property necessary for the development, distribution, marketing, manufacture, use, import, license and sale of any company products or technology.

3.12.4.                Except as set forth in Section 3.12.4 of the Schedule of Exceptions hereto, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of any other person or entity, except, in either case, for standard commercially available off-the-shelf licenses, nor is the Company bound by or to any party to any options, licenses or agreements of any kind with respect to such Intellectual Property.

3.12.5.                Any and all Intellectual Property Rights, necessary for the Company’s business as currently conducted or currently proposed to be conducted, which has been developed or is currently being developed by any person which the Company currently employs or retains or intends to employ or retain as an employee, service provider or a consultant of the Company in his/her/its capacity as such, is and shall be the property solely of the Company. The Company has taken security measures to protect the secrecy, confidentiality and value of all the Intellectual Property Rights, which measures are reasonable and customary in the industry in which the Company operates. Except as set forth in Section 3.12.5 of the Schedule of Exceptions hereto, the Company’s current and former employees, consultants, independent contractors, directors and any other third party engaged by the Company (excluding any such third party otherwise bound by a duty of confidentiality by law or applicable standards of professional conduct) who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who have knowledge of or access to information about the Intellectual Property, have entered into written agreements with the Company, assigning to and acknowledging sole ownership of the Company with respect to all rights in Intellectual Property developed in the course of their employment or engagement by the Company and, except as set forth in Section 3.12.5 of the Schedule of Exceptions hereto all the Company’s current and former employees, consultants, independent contractors, directors and any other third party engaged by the Company (excluding any such third party otherwise bound by a duty of confidentiality by law or applicable standards of professional conduct) have entered into appropriate confidentiality and non-compete written agreement with the Company. True and correct copies of all such proprietary information and non-competition agreements have been provided to the Investor or their counsels. All such persons have explicitly waived any and all moral rights, as applicable, with respect to Intellectual Property purportedly owned by the Company. All amounts payable by the Company to all such persons have been paid in full, and all current and former employees of the Company have irrevocably waived the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law 1967 or any other similar provision under any law of any applicable jurisdiction. The Company has taken and will continue through the Closing to take commercially reasonable steps necessary, appropriate or desirable to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all of its confidential information and trade secrets. The Company has not, and to the Company’s knowledge, each of its current and former officers, employees, consultants and independent contractors have not, disclosed to any third party who is not under a duty of confidentiality or who is not entitled to receive such information or materials any confidential information or trade secret of Company or any confidential information or trade secret of any third party that has been disclosed to Company pursuant to a nondisclosure obligation.

3.12.6.                To the best knowledge of the Company (provided that the knowledge qualifier shall not apply with respect to subsection (ii)), the Company and the operation of the business of the Company, including the development, manufacture, use, license, and distribution of Company products does not (and did not at any time): (i) infringe or misappropriate the Intellectual Property Rights of any person or entity; (ii) violate any term or provision of any license or other agreement concerning the Intellectual Property Rights of the licensor under such license or agreement; (iii) violate any right of any person or entity (including any right to privacy or publicity); or (iv) constitute unfair trade practice under any law.

3.12.7.                The Company has not received from any person or entity any (i) notice claiming that such operation or any Company product infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under any law or (ii) notice of third-party patent rights or other Intellectual Property Rights from a putative or potential licensor of such rights.

3.12.8.                To the Company’s knowledge, no person has infringed, misappropriated or otherwise violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights or Intellectual Property Rights of the Company. The Company is not aware that any person who the Company currently hires as an employee or retains as a consultant is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as currently proposed to be conducted. To the Company’s knowledge none of the execution or delivery of the Agreement or any of the Transaction Documents, the carrying on of the Company’s business or the conduct of the Company’s business as currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of the Company’s employees, Service providers or consultants are now obligated.

3.12.9.                To the best knowledge of the Company, it is not or will not become, necessary to utilize any Intellectual Property Rights and inventions of any of its employees or consultants made prior to their engagement by the Company other than those that have been rightfully assigned to the Company pursuant to an Intellectual Property assignment agreement signed by the Company and such employees and consultants, and no third party has any rights in such Intellectual Property Rights or Invention that were assigned to the Company. To the Company’s knowledge, except as set forth in Section 3.12.9 of the Schedule of Exceptions hereto no current or former employee, consultant or independent contractor of the Company (including any employees and consultants thereof), who was involved in, or who contributed to the creation or development of any Intellectual Property Rights of the Company (i) has performed services for or otherwise was under restrictions resulting from his relations with any government, university, college or other educational institution or research center during the time such employee, consultant or independent contractor was so involved in, or contributed to the creation or development of any Intellectual Property Rights of the Company; or (ii) (A) in case of any current or former employee, was subject to any employment agreement or invention assignment, or other similar engagement obligation with any third party, during a period of time during which such employee created any Intellectual Property Rights of the Company or during such time that such employee was also performing services for or for the benefit of the Company, and (B) in case of any consultant or independent contractor of the Company (including any employees and consultants thereof) was subject to any employment agreement or invention assignment, or other similar engagement obligation with any third party, during a period of time during which such consultant created any Intellectual Property Rights of the Company or during such time that such consultant or independent contractor was also performing services for or for the benefit of the Company, in a manner which might derogate from the Company’s ownership of the Intellectual Property Rights of the Company.

3.12.10.                Except as set forth in Section 3.12.10 of the Schedule of Exceptions hereto, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted.

3.12.11.                Except as set forth in Section 3.12.11 of the Schedule of Exceptions, no funding from any Governmental Entity (as defined below), nor any facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company’s Intellectual Property, and the Company has not received written notice or otherwise has knowledge that a Governmental Entity, university, college, other educational institution or research center, or other third party has any claim or right in or to the Company’s Intellectual Property.

3.13.           Taxes. The Company has paid, or has made adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies owing by it to any taxing authority. The Company has duly filed all required declarations, returns, reports and filings with respect to all taxes, including, but not limited to, all withholding taxes, corporate, business, profit, excise, sales, use, value added, real, personal taxes and social charges, unemployment and retirement contributions, duties, imposts and other governmental charges. All such tax returns and reports are correct and accurate in all material respects and are not the subject of any dispute with the tax authorities. The Company is not in default with respect to such returns and reports or is delinquent in the payment of any such taxes. Without derogating from the above to date, the tax authorities have not carried out an audit of the Company’s tax returns. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company’s financial condition, business, properties or assets.

3.14.           Contracts. Section 3.14 of the Schedule of Exceptions hereto contains a true and complete list of all material licenses, commitments or undertakings, written or oral, that will be in effect after the Closing to which the Company is a party or by which its property is bound (each, a “Material Contract”), including:

3.14.1.                all indentures, leases, subleases, licenses or other instruments under which the Company leases property, real or personal under which the Company is obligated to pay an annual rent of $17,500 or more;

3.14.2.                any oral or written contract, obligation, instrument, corporate restriction or commitment which involves a potential obligation or liability in excess of $17,500 or which is otherwise material and not entered into in the ordinary course of business;

3.14.3.                any agreement which prohibits or substantially restricts the Company from freely engaging in any business in any part of the world;

3.14.4.                any agreement that obligates the Company to share, license or develop any product or technology;

3.14.5.                any collective bargaining agreement, employment agreement, consulting agreement, non-competition agreement, nondisclosure agreement, inventions assignment agreement, excluding all such agreements entered into in the ordinary course of business (but, in regards to all non-competition and invention assignment agreements, not excluding all such agreements that impose non-competition and/or invention assignment obligations on the Company), executive compensation plan, profit sharing plan, bonus plan, restricted stock award agreement, deferred compensation agreement, employee pension retirement plan, employee benefit stock option, stock awards or stock purchase plan, buy-sell agreement and any other employee or stockholder agreement or employee benefit plan, entered into or adopted by the Company;

3.14.6.                all bank accounts (or accounts with other financial institutions) maintained by the Company, together with the persons authorized to make withdrawals from such accounts;

3.14.7.                each partnership, joint venture, collaboration or other similar agreement or arrangement with another entity;

3.14.8.                any promissory note, indenture, mortgage, loan agreement, guaranty, security agreement, pledge or similar agreement with any lender; and

3.14.9.                each confidentiality (other than standard nondisclosure agreements entered into in the Company’s ordinary course of business), product development, research, manufacturing, marketing, distribution or supply agreement, purchase agreement (excluding purchase orders and price quotes entered into by the Company prior to January 1, 2013, and following such date in amounts of less than $2,000 each) , product, software, patent or other intellectual property licensing or royalty agreement and any other Material Contract (whether oral or written) entered into by the Company or by which the Company is bound.

True and correct copies of all such contracts have been delivered or made available to the Investor. The Company has in all respects substantially performed all obligations required to be performed by it to date and is not in default in any respect under any of such contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it is otherwise bound which default could reasonably be expected to result in a Material Adverse Effect. All agreements referred to in Section 3.14 of the Schedule of Exceptions hereto are in effect and enforceable against the Company according to their respective terms, and to the knowledge of the Company there is not under any of such agreements any existing material default or event of default or event which, with notice or lapse of time or both, would constitute an event of default thereunder. To the knowledge of the Company all parties having material contractual arrangements with the Company are in substantial compliance therewith and none are in material default in any respect thereunder.

3.15.           Litigation/Regulation.

3.15.1.                There is no civil, criminal or arbitration proceeding, action including administrative action, demand, claim, complaint, hearing, suit, proceeding or governmental inquiry or investigation pending, or to the Company’s knowledge threatened against or involving the Company or any of its officers, directors, or employees (in their capacity as such), or against any of the Company’s properties, including claims as to which the Company may be vicariously liable or in respect whereof the Company is liable to indemnify any party concerned, before any court, arbitration board or tribunal or administrative or other governmental agency, and, to the Company’s knowledge, there are no facts likely to give rise to any such claim or proceedings. Neither the Company nor to the best of its knowledge any of its officers, directors, or employees (in their capacity as such) is a party to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees or their obligations under any agreements with prior employers. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which the Company reasonably believes may be material to its present or contemplated business, prospects, financial condition, operations, property or affairs. There have been no legal memoranda, letters and other legal documents provided to the Company since its inception the subject matter of which is the Company’s compliance with any and all applicable laws, rules and regulations relating to its business.

3.15.2.                There are no inspections, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company by or before any governmental or regulatory authority relating to any of the products being developed, manufactured, promoted, marketed, distributed, imported, exported, or sold by or on behalf of the Company or otherwise in connection with the conduct of their respective businesses.

3.15.3.                The Company has heretofore disclosed to the Investor all adverse effects that have occurred in clinical trials conducted by the Company with respect to the development and administration of its products and any claims or actions involving or relating to use of any of the products in any clinical trial or otherwise being developed, manufactured, promoted, marketed, distributed, imported, exported, or sold by or on behalf of the Company.

3.15.4.                The Company has not received any communication from a governmental or regulatory authority that alleges that the business of the Company is not, or has not been, conducted in compliance with applicable laws, rules and regulations and to the knowledge of the Company there are no facts or circumstances that would reasonably be expected to give rise to any such notice or communication.

3.15.5.                The Company possesses all licenses, registrations, clearances, approvals, authorizations, exemptions, permits, orders, or franchises from governmental and regulatory authorities that are necessary to conduct the business as it is currently being conducted, including as may be necessary to develop, manufacture, promote, market, distribute, export, import and sell products of the business and to conduct clinical trials (collectively, the “Permits”). The Company has not received any notice or communication from any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”) (i) asserting or alleging that it has failed to comply with applicable laws, rules or regulations or the requirements of any Permit, or (ii) threatening or asserting any actual or possible revocation, withdrawal, cancellation, suspension, termination or modification of any Permit, and there are no facts or circumstances that would reasonably be expected to give rise to any such notice or communication.

3.16.           Offering Valid. Assuming the representations and warranties of the Investor set forth in Section 4 of this Agreement are true and correct the offer and issuance of the Shares and Warrant, and the issuance of the Warrant Shares upon the exercise of the Warrant, will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the publication of prospectus pursuant to the Israeli Securities Law, 1968, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.17.           No Public Offer. Neither the Company nor anyone acting on its behalf has offered securities of the Company or any part thereof or any similar securities for issuance or sale to, or solicited any offer to acquire any of the same from, anyone so as to make issuance and sale of the Shares, Warrant or Warrant Shares hereunder not exempt from the registration requirements of the Securities Act, the Israeli Securities Law, 1968, or any similar foreign law. None of the shares of the Company’s share capital issued and outstanding has been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such share capital have been offered and sold in compliance with all applicable, Israeli and US federal and state securities laws.

3.18.           Interested Party Transactions. Except as set forth in Section 3.18 of the Schedule of Exceptions, to the Company’s knowledge no officer, director or shareholder of the Company, or any affiliate of any such person or entity or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it is bound. Except as set forth in Section 3.18 of the Schedule of Exceptions, there are no existing arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company, or, to the Company’s knowledge, any affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than as set forth in Section 3.18 of the Schedule of Exceptions.

3.19.           Employees.

3.19.1.                The Company has no employment, consulting, service provider or other contract with any officer, employee, agent, contractors or any other consultant or person that is not terminable by it at will without liability, upon less than thirty (30) days prior notice, except as set forth on Section 3.19 of the Schedule of Exceptions hereto. Section 3.19.1 of the Schedule of Exceptions hereto lists all current employment, consulting, service provider or other agreements between the Company and all of the Company’s employees, consultants and service providers. Except as set forth on Section 3.19.1 of the Schedule of Exceptions hereto, the Company has no oral or written employment, consulting or service provider contracts, financing agreements, licenses, distributor or sales representative agreements, agreements with officers, directors, employees, consultants, service providers or shareholders of the Company or to the Company’s knowledge, persons or organizations related to or affiliated with any such persons, leases, agreements relating to product development, or pension, profit sharing, retirement or stock option plans that are currently in effect.

3.19.2.                The Company has complied in all material respects with all applicable employment laws, agreements relating to employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws respecting such withholding. The Company is not bound by or, to the knowledge of the Company, subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers’ Union or Organization which are applicable to all the employees in Israel by Extension Order. No labor union has requested or has sought to represent any of the employees, representatives or agents of the Company.

3.19.3.                All of the Company’s payment obligations regarding severance, pensions, and other payments to employees required by law have been fully paid by the Company or properly reserved as reflected in the Company’s Financial Statements. Since September 30, 2013, no Key Employee, employee, consultant or service provider of the Company has indicated an intention to terminate or has terminated his or her engagement with the Company and the Company is not aware of such intention. Except as set forth on Section 3.19.3 of the Schedule of

Exceptions hereto, the Company does not intend to terminate the engagement of any of its employees, consultants or service providers. To the Company’s knowledge, no employee, consultant or service provider is in violation of any term of any contract, patent disclosure agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other obligation to a former employer or third party relating to the right of any such employee, consultant or service provider to be employed or engaged, as applicable, by the Company.

3.19.4.                Except as set forth in Section 3.19.4 of the Schedule of Exceptions, each current and former employees , consultant, contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Investor (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Investor. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.19.4. For the purposes herein, “Key Employee” shall mean each of the Company’s Chief Executive Officer, Director of Pharmaceutical Development (together with the Chief Executive Officer, the “Active Key Employees”), Chief Operating Officer and Chief Science Officer.

3.19.5.                To the Company’s knowledge, none of the Company’s employees, consultants, agents, or contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s, consultant’s, agent’s or contractor’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement or the Transaction Documents, nor the carrying on of the Company’s business by the employees, consultants, agents, or contractors of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, is expected, to the Company’s knowledge, to conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such constitute a default under, any contract, covenant or instrument under which any such employee, consultant, agent, or contractor is now, obligated.

3.19.6.                Except as set forth in Section 3.19.6 of the Schedule of Exceptions hereto or as required by law, upon termination of the employment or engagement, as applicable, of any employees, consultant, agent, or contractor no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or engagement, as applicable, other than as required by applicable law.

3.19.7.                Except as set forth in Section 3.19.7 of the Schedule of Exceptions hereto the Company has not made any representations regarding equity incentives to any officer, employee, director, agent, contractor or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board.

3.19.8.                Except as set forth in Section 3.19.8 of the Schedule of Exceptions, to the Company’s knowledge, each officer of the Company is currently devoting all of his or her business time to the conduct of the business of the Company and the Company is not aware of any officer, employee, consultant or service provider of the Company planning to dedicate less than all of his or her business time to the conduct of the business of the Company in the future.

3.20.           Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement. The Company agrees to indemnify and hold the Investor harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

3.21.           Grants.

3.21.1.                Section 3.21.1.1 of the Schedule of Exceptions identifies each Governmental Grant that has been or is provided or available to the Company as of the date of this Agreement. The Company has made available to the Investor accurate and complete copies of (i) all applications, reports, undertakings and related material documents and material correspondence submitted by the Company to any Governmental Entity related to Governmental Grants, and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to the Company by such Governmental Entity related to Governmental Grants, notifications, and any material correspondence with the Company. In each such application submitted on behalf of the Company, the Company has accurately and completely disclosed all information required by such application. Except as set forth in Section 3.21.1.2 of the Schedule of Exceptions, the Company is in compliance, in all material respects, with the terms, conditions, requirements and criteria of all Governmental Grants and has duly fulfilled, in all material respects, all conditions, undertakings and other obligations relating thereto. Except as set forth in Section 3.21.1.2 of the Schedule of Exceptions, to the knowledge of the Company no event has occurred and no circumstance or condition exists, that would reasonably be expected to give rise to or serve as the basis for (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant, (ii) the imposition of any material limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant, or (iii) a requirement that the Company return or refund any benefits provided under any Governmental Grant. Except as set forth in Section 3.21.1.2 of the Schedule of Exceptions, the Company is in compliance with all terms and requirements pertaining to each of the Grants received from the OCS, and the Company is in compliance with Law for the Encouragement of Industrial Research and Development – 1984 and the regulations, guidelines and rules promulgated thereunder. The Company has not transferred, shared or granted any rights in any know-how (as such term is defined in the Israeli Law for the Encouragement of Industrial Research and Development – 1984 and generally understood under Israeli Law) connected with any funds received by the Company from the OCS (“Funded Know-how”), either to Israeli or non-Israeli parties. The Company does not perform any manufacturing outside of Israel by itself, and currently has no plans to perform such manufacturing. The Company has not deposited any Funded Know-how in escrow nor has it pledged any such know-how. The Company has paid in full all royalty obligations with respect to grants received by the Company from the OCS, and it has no future royalty obligations with respect to such grants. No Governmental Entity (y) has awarded any participation or provided any support to the Company, or (z) is or may become entitled to receive any royalties or other payments from the Company. No Investment Center program is applicable to the Company. For the purposes herein, (i) “Governmental Entity” means any: (A) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) federal, state, local, municipal, foreign or other government; (C) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (D) multi-national organization or body; or (E) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, (ii) “Governmental Grant” means any grant, funding, incentive, tax incentive, subsidy, award, participation, exemption, status, cost-sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the OCS, the Investment Center, the State of Israel, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity, (iii) “Investment Center” means the Investment Center of the Ministry of Industry, Trade and Labor established under the Israel Law for the Encouragement of Capital Investments, 1959, and (iv) “OCS” means the Office of the Chief Scientist at the Israeli Ministry of Economy.

3.21.2.                Section 3.21.2 of the Schedule of Exceptions sets forth, with respect to each Governmental Grant referred to in Section 3.21.1 of the Schedule of Exceptions: (i) the total amount of the benefits received by the Company under such Governmental Grant and the total amount of the benefits available for future use by the Company under such Governmental Grant, (ii) the time period in which the Company received benefits under such Governmental Grant, (iii) a general description of any research and development program for which such Governmental Grant was approved, (iv) a description of all current and future payment obligations of the Company under such Governmental Grant (assuming the execution of this Agreement and the Financing would not have occurred), (v) any royalty or other repayment schedule applicable to such Governmental Grant and the total payment or repayment due, (vi) the type of revenues from which royalty or other payments are required to be made under such Governmental Grant, (vii) the total amount of any payments made by the Company prior to the date of this Agreement with respect to such Governmental Grant; and (viii) details of any pending application for a Governmental Grant.

3.22.           Insurance. A list of the Company’s insurance policies is set forth in Section 3.22 of the Schedule of Exceptions. The Company has not undertaken any action, or omitted to take any action, which to the knowledge of the Company could render any such insurance policy void or voidable or which could result in a material increase in the premium for any such insurance policy. Since the date marked herein, the Company has maintained (or been covered by) adequate coverage with a financially sound and reputable insurer, covering its properties and business against hazards, risks and liabilities to third entities and property and third party insurance (December 20, 2012), and D&O insurance (August 19, 2010). No claim has been made or is currently intended to be made by the Company under the said insurance policies; said insurance policies are valid and in effect, and the Company has not received any notice regarding any intention of cancellation, non-renewal or renewal on materially different terms of said insurance policies, nor do they know of, or have reasonable grounds to know of, any fact which may result in such cancellation, non-renewal or renewal on materially different terms.

3.23.           No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company or any of its assets or properties, is pending or, to the knowledge of the Company, threatened. The Company has not taken any action in contemplation of, any such insolvency proceedings.

3.24.           Business Plan. The Company’s business plan (the “Business Plan”) attached hereto as Schedule 3.24(A) and budget (the “Budget”) attached hereto as Schedule 3.24(B) have been prepared in good faith and with reasonable professional care and consideration by the Company.

3.25.           Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), to the Company’s knowledge, the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all applicable laws relating to data loss, theft and breach of security notification obligations.

3.26.           Full Disclosure. Neither this Agreement (including the schedules attached hereto) nor any certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. There is no fact or information relating to the business, condition (financial or otherwise), affairs, operations, or assets of the Company of which the Company is aware and the existence of which has caused or is likely to cause a Material Adverse Effect, that has not been disclosed to the Investor by the Company.

3.27.           Effectiveness; Survival; Indemnification.

3.27.1.                Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing, and shall survive and remain in full force and effect (i) following the Initial Closing until three (3) years from the date of the last Milestone Closing, or (ii) with respect to Sections 3.2 (Share Capital), 3.3 (Ownership of Shares), 3.7 (Authorization; Approvals), 3.12 (Intellectual Property Rights), 3.13 (Taxes), and 3.15 (Litigation/Regulation), until fifteen (15) days after the expiration of the applicable statute of limitation (respectively, the “Expiration Date”). Notwithstanding the aforesaid, any breach by the Company of any of the representations or warranties contained in this Agreement involving fraud or willful misrepresentation shall survive indefinitely.

3.27.2.                In the event of any breach or misrepresentation of any warranty or representation made by the Company or breach of any covenant made by the Company, subject to the terms of this Section 3.27.2, the Company shall defend and indemnify the Investor and its respective affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Indemnitees”) and hold them harmless from any and all loss, damage (including, without limitation, any decrease in the value of the Shares, Warrant and Warrant Shares), liability and expense (including reasonable legal fees and costs) (collectively, the “Damages”) sustained or incurred by the Indemnitees as a result of or in connection with the said breach or misrepresentation, provided that the parties agree that the Indemnitees shall have no claim or right of action against the Company for any damage or loss incurred as a result of a breach of warranty, misrepresentation or other breach hereof by the Company until the aggregate amount of all such damages and losses is US$50,000, at which time the Indemnitees shall be indemnified for their entire amount of damages, and that, except with respect to fraud or willful misconduct in no event shall an Indemnitee be entitled hereunder to any amount of damages or reimbursement in connection with a breach of warranty or misrepresentation that exceeds in the aggregate the amount invested in the Company hereunder by the Investor plus out of pocket expense and reasonable legal fees expended by the Indemnitees in connection with any claim hereunder. Except with respect to fraud or willful misconduct, in no other case shall the Company be liable to indemnify the Indemnitees for any consequential, special or punitive damages. For purposes of calculating Damages with respect to any breach or breaches by the Company of any of its representations and warranties contained in or made by or pursuant to this Agreement that are qualified by materiality or Material Adverse Effect, all such qualifications shall be disregarded. For purposes of calculating Damages with respect to any breach or breaches by the Company of any of its representations and warranties contained in or made by or pursuant to this Agreement that are qualified by materiality or Material Adverse Effect (including for the purpose of determining whether the basket as per this Section 3.27.2 has been satisfied but not for purposes of determining whether such a breach has occurred), all such qualifications shall be disregarded.

3.27.3.                Other than in respect of fraud or willful misconduct by the Company, the remedies set forth in this Section 3.27 shall constitute the exclusive rights and remedies available to the Indemnitees against the Company under this Agreement, and no claim may be made against the Company for a breach of any representation or warranty following its expiration as specified in Section 3.27.1 above, provided that, if any claims for indemnification have been made by the lndemnitees with respect to any breach on or prior to the applicable Expiration Date, such claims shall survive and continue in effect until final resolution of such claims.

3.27.4.                An Indemnitee’s right to indemnification under this Section 3.27 based on the breach of any representation or warranty or the failure of any representation or warranty to be true and correct as of the date hereof and the Closing Date or the failure to perform any covenant shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnitee’s knowledge of such breach, untruth or nonperformance as of the date hereof or the Closing Date, regardless of whether such knowledge exists as a result of the Indemnitee’s investigation or as a result of disclosure by the Company (or any other Person). For the purpose of this Agreement, “Person” shall mean any natural person, any unincorporated organization or association, and any partnership, limited liability company, corporation, estate, trust, nominee, custodian or other individual or entity.

3.27.5.                Promptly after receipt by any Indemnitee of notice of the commencement of any action, proceeding, or investigation by a third party in respect of which indemnity may be sought (a “Claim”), the Indemnitee shall notify the Company. The Company shall promptly assume the defense of the Claim with counsel reasonably satisfactory to such Indemnitee and the fees and expenses of such counsel shall be borne by the Company, provided that the Company will not be entitled to assume the defense of any Claim and the Investor shall be entitled to conduct the defense of any Claim at the sole reasonable cost and expense of the Company if counsel for the Indemnitee reasonably determines that there is a conflict between the positions of the Company and the Investor in conducting the defense of such Claim or that there are legal defenses available to the Investor different from or in addition to those available to the Company. The Indemnitee shall reasonably cooperate with the Company in the defense of any Claim for which the Company assumes the defense, at Company’s cost and expense. At its option and expense, each of the lndemnitees may retain or use separate counsel to represent it, provided that the Company shall maintain control of the defense. The Company shall not be liable for a settlement made by an Indemnitee in any Claim effected without the Company’s consent. The Company shall not enter into any settlement of any Claim unless such settlement includes a general release of an Indemnitee with no payment by the Indemnitee of any consideration, with no affirmative or negative restrictions of any kind on the Indemnitee and with no admission of any liability or wrongdoing of any kind on the part of the Indemnitee.

4.	Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company, that the following is true and correct as of the date hereof and acknowledges that without derogating from the Company’s representation, warranties and covenants pursuant to this Agreement or otherwise, the Company is entering into this Agreement in reliance thereon, as follows:

4.1.           Enforceability. The Investor is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation. This Agreement and the Transaction Documents, when executed and delivered by the Investor, will constitute the valid, binding and enforceable obligations of the Investor.

4.2.           Authorization. The execution, delivery and performance of the obligations of the Investor hereunder and under the Transaction Documents have been duly authorized by all necessary corporate action.

4.3.           Experience. The Investor confirms that it is an experienced and knowledgeable investor in the securities of companies in the early development stage and is capable of evaluating the risks of its investment in the Company. The Investor represents and warrants that it (i) must be prepared to continue to bear the economic risk of its investment for an indefinite period of time, (ii) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares, and (iii) has the capacity to protect its own interests. Moreover, the Investor acknowledges that due to the inherent risk involved in such investment, the Investor’s investment may be substantially or totally lost.

4.4.           Investor Status. The Investor confirms that is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and a non-”U.S. person” within the meaning of Rule 902(k) promulgated under the Securities Act (and the Investor is not purchasing for the account or benefit of a U.S. Person), and at the time of the offer and sale of the Shares and the Warrants the Investor was not located in the United States. The Investor is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended. The Investor understands and agrees that, until registered under the Securities Act of 1933 or transferred pursuant to the provisions of Rule 144 as promulgated by the Securities and Exchange Commission, all certificates evidencing any of the Shares (or Warrant Shares issuable upon the Exercise of the Warrant), whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR WITHOUT AN EXEMPTION THEREFROM, IF APPLICABLE. THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY. COPIES OF THE ARTICLES OF ASSOCIATION MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

4.5.           Purchase Entirely for Own Account. This Agreement, including the Transaction Documents, is made with the Investor in reliance upon the Investor’s representation to the Company, which by Investor’s execution of this Agreement and the Transaction Documents Investor hereby confirms, that the Shares and Warrant Shares will be acquired for investment for the Investor’s own account, not as a nominee or agent and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.6.           No Public Market. The Investor understands that the Shares and Warrant Shares have not been registered under the Securities Act and no public market now exists for any of the securities issued by the Company, and that the Company can make no assurance that a public market will ever exist for the Company’s securities.

4.7.           Required Consents. No approval or consent from any person, entity or authority, is required by the Investor for the execution, delivery and performance by it of this Agreement, and any and all agreements and instruments ancillary hereto or thereto.

4.8.           No Conflict. The execution and delivery of this Agreement and the Transaction Documents by the Investor will not conflict with, or result in any material breach or violation of any (a) terms, conditions or provisions of applicable law; (b) any judgment, order, injunction, decree or ruling of any court or governmental authority to which the Investor is subject; (c) any agreement, contract, license or commitment to which the Investor is a party or to which the

Investor is subject and which would materially impair the ability of the Investor to execute, deliver or perform any of the Investor’s obligations pursuant to this Agreement; or (d) Investor’s governing organizational documents.

4.9.           Disclosure of Information. The Investor was provided with the opportunity to conduct a due-diligence review and to review all representations and warranties concerning the Company contained in this Agreement and the opportunity to ask questions and receive answers to its satisfaction from Company’s directors and officers regarding Company’s affairs and the terms of the transaction hereunder and all other subjects that it has raised. The aforesaid shall not limit, modify or derogate from the Company’s representations and warranties set forth in Section 3 above or the right of the Investor to rely thereon and shall not derogate from the provisions under Section 3.27.4.

4.10.           Brokers. No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Investor in connection with any of the transactions contemplated under the Agreement. The Investor agrees to indemnify and hold the Company harmless from and against any claim or liability resulting from any party claiming any such commission or fee, if such claims shall be contrary to the foregoing statement.

5.	Conditions of Initial Closing of the Investor

The obligations of the Investor to transfer the Initial Investment Amount at the Initial Closing are subject to the fulfillment at or before the Initial Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Investor, which waiver shall be at the sole discretion of the Investor:

5.1.           Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct when made, and shall be true and correct as of the Initial Closing as if made on the date of the Initial Closing.

5.2.           Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Initial Closing shall have been performed or complied with by the Company prior to or at the Initial Closing.

5.3.           Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the Initial Closing Shares to the Investor at the Initial Closing.

5.4.           Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.3 shall be in the respective form attached to this Agreement, or if no such forms are attached in a form and substance satisfactory to the Investor and its counsel, and shall have been delivered to the Investor.

5.5.           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory, in form and in substance, to the Investor and its counsel, and the Investor and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Investor or their counsel may reasonably request.

6.	Conditions of Initial Closing of the Company

The Company’s obligations at the Initial Closing shall be subject to:

6.1.           The Investor causing the transfer to the Company of the Initial Investment Amount for the Initial Closing Shares being issued to it.

6.2.           The representations and warranties made by the Investor herein shall have been true and correct in all respects when made and shall be true and correct on the date of the Initial Closing.

6.3.           All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to the Initial Closing, shall have been performed or complied with by the Investor.

6.4.           The Investor shall have executed an undertaking required by the OCS as to the Initial Closing Shares.

7.	Conditions of Milestone Closing of the Investor

The obligations of the Investor to transfer the applicable portion of the Milestone Investment Amount at the applicable Milestone Closing are subject to the fulfillment at or before the applicable Milestone Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Investor, which waiver shall be at the sole discretion of the Investor:

7.1.           No Termination of Clinical Trial. There shall not have occurred the early termination of a clinical trial being conducted by the Company due to concerns in respect of the safety or finding that could reasonably be expected to affect adversely the safety of one of the Company’s products, drug or comparator material (including placebos used in the clinical trial) that is the subject of the clinical trial.

7.2.           Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the applicable Milestone Closing, including, without limitation, the Company’s undertaking pursuant to Section 9.9 below (which such undertaking shall only be deemed a covenant of the Company for either of the Milestone Closings and not for the Initial Closing), shall have been performed or complied with by the Company prior to or at the applicable Milestone Closing.

7.3.           Consents, etc. The Company shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to issue the applicable portion of the Milestone Shares to the Investor at the applicable Milestone Closing.

7.4.           Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 2.4 shall be in the respective form attached to this Agreement, or if no such forms are attached in a form and substance satisfactory to the Investor and its counsel, and shall have been delivered to the Investor.

7.5.           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory, in form and in substance, to the Investor and its counsel, and the Investor and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Investor or their counsel may reasonably request.

7.6.           Milestone Events. The applicable Milestone Event set forth in Schedule 1.2(a) shall have occurred no later than the date set forth in Schedule 1.2(a) attached hereto.

8.	Conditions of Milestone Closings of the Company

The Company’s obligations at each of the Milestone Closings shall be subject to:

8.1.           The Investor causing the transfer to the Company of the applicable portion of the Milestone Investment Amount for the applicable portion of the Milestone Shares being issued to it.

8.2.           All covenants, agreements and conditions contained in this Agreement to be performed, or complied with, by the Investor prior to the applicable Milestone Closing, shall have been performed or complied with by the Investor.

8.3.           The Investor shall have executed an undertaking required by the OCS as to the Milestone Shares being sold and issued to the Investor at such Milestone Closing.

9.	Affirmative Covenants of the Company

9.1.           Use of Proceeds. The Company shall use the Purchase Price to continue the development of the Company’s technology, know-how, sales and marketing programs and to provide general working capital, in accordance with the Budget approved by the Board including one (1) Preferred A Director (provided that such Preferred A Director’s approval shall not unreasonably be withheld), as may be amended by the Board from time to time, subject to provisions set forth in the Amended Articles.

9.2.           Observer Rights. On and after the Effective Date and subject to applicable law, until an IPO the Company shall permit one (1) representative designated by the Investor (the “Investor Observer”) to attend, in a non-voting observer capacity, each meeting of the Board of Directors of the Company and each meeting of any committee thereof and to participate in all discussions during each such meeting. The Company shall send to the Investor Observer notice of the time and place of any such meeting, in the same manner and at the same time as notice is sent to its directors. The Company shall also provide to the Investor Observer copies of all notices, reports, minutes, contracts and other documents, at the time and in the same manner as such documents are provided to the Board of Directors of the Company. Any materials furnished to the Investor Observer and the discussions and presentations in connection with or at any meeting shall be considered confidential information and the Investor Observer will keep such materials and discussions confidential and will not disclose or divulge such materials and discussions to any third party. Notwithstanding the foregoing, the Company reserves the right to exclude the Investor Observer from access to any materials or meetings or portions thereof if the Board of Directors shall reasonably determine, upon advice of counsel, that such exclusion is necessary (A) to preserve the attorney-client privilege, or (B) to prevent a conflict of interest.

9.3.           Fees. Subject to the execution of this Agreement, the Company will pay the reasonable legal and other fees and expenses of the Investor in the amount of up to thirty-five thousand United States dollars ($35,000), plus value added tax if applicable, to Herzog Fox & Neeman representing the Investor in connection with the transactions contemplated under this Agreement, or any Amendment to this Agreement (the “Investor Expenses”), which such amounts shall be paid directly by Investor to Herzog Fox & Neeman by way of set-off of such amounts from the Initial Investment Amount.

9.4.           D&O Insurance. Prior to the second Milestone Closing, the Company shall obtain from financially sound and reputable insurers directors’ and officers’ liability insurance in the amount of at least five million United States dollars (US$5,000,000) (the “D&O Insurance”).

9.5.           Run-off Insurance. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, the Company shall ensure that directors are covered by a run-off insurance policy for a period of seven (7) years following such merger or transfer subject to the applicable insurance company consenting to provide the Company such run-off insurance policy provided that the Company shall use its best efforts to have the applicable insurance company provide the Company such run-off insurance policy on generally standard terms and conditions.

9.6.           Proprietary Information and Non-Competition Agreement. The Company will not employ, or continue to employ, or engage, or continue to engage, any person who has access to confidential information with respect to the Company and its operations unless such person has executed an appropriate confidentiality, intellectual property assignment and non-compete agreement.

9.7.           Employment Agreements. Following the Initial Closing the Active Key Employees shall devote one hundred percent (100%) of his or her business time to the conduct of the business of the Company and to the best of the Company’s knowledge each of the individuals currently serving as an Active Key Employee intends to continue to devote one hundred percent (100%) of his or her business time to the conduct of the business of the Company for the foreseeable future following the Initial Closing.

9.8.           No Public Disclosure. Other than with respect to publishing a prospectus by the Company in connection with a future initial public offering of its securities (in which case, any disclosure would require the prior written approval of the Investor), no party hereto shall publicly announce or disclose the existence of this Agreement or its terms and conditions, or advertise or release any publicity regarding this Agreement or the transactions contemplated hereunder (the “Transaction Terms”), without the prior written consent of the other parties hereto, except that (i) the parties hereto may disclose to third parties any information regarding the Transaction Terms which is known or becomes known to the public in general (other than as a result of a breach of this Section 9.8 by the disclosing party), and (ii) the parties hereto may disclose Transaction Terms to the extent legally required in order to comply with any court order, applicable law or order from regulatory authorities.

9.9.           Consulting Agreement. The Company will ensure that the persons (and any entity through which such persons provide services to the Company) indicated in Schedule 9.9-A shall execute an Intellectual Property assignment and confidentiality agreement with the Company (to apply as of the date in which such services were provided to the Company by each such persons, but solely as to such services) substantially in the form attached hereto as Schedule 9.9-B or as reasonably amended by the parties hereto to reflect standard terms and conditions, and the person indicated on Schedule 9.9-B will execute an amendment to his employment agreement, each within thirty (30) days as of the Initial Closing.

9.10.           Registration of Shares. The Company shall use its reasonable efforts to (i) file with the SEC a form Fl for the purpose of effecting an initial public offering of its Ordinary Shares (the “QIPO”) following the consummation of which the Company’s shares shall be listed on the NASDAQ or NYSE MKT LLC (AMEX) within five (5) months as of the Initial Closing, (ii) to appoint underwriters for the purpose of effecting the QIPO, and (iii) to consummate the QIPO within eleven (11) months as of the Initial Closing.

10.	Miscellaneous

10.1.           Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

10.2.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding that body of law pertaining to conflict of law. The competent courts in Tel Aviv-Jaffa district shall have exclusive jurisdiction over any dispute or claim arising in connection with or as a result of this Agreement.

10.3.           Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments by the Investor to Permitted Transferees (as such term is defined in the Amended Articles) of the Investor; provided, however, that that no such assignment or transfer shall become effective unless each such transferee has provided the Company with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it.

10.4.           Entire Agreement; Amendment and Waiver. This Agreement and the Schedules attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Investor.

10.5.           Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed, or mailed, postage prepaid, or otherwise delivered by electronic mail, hand or by guaranteed courier, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Investor:                 Centillion Fund
62 Wilson Street
London, EC2A 2BU
Telephone:+44 (0) 20 7782 0007
Fax: +44 (0) 20 7782 0939
Attn.: Lot Hammink
E-mail: info@Centillion-Fund.com

with a copy (which shall not constitute notice) to:
Herzog Fox & Neeman,
4 Weizmann Street,
Tel-Aviv 6423904, Israel
Attn: Yair Geva, Adv., Yuval Meidar, Adv.
Fax no. +972-3-6966464
Email: gevay@hfn.co.il, meidary@hfn.co.il

if to the Company:	Entera Bio Ltd.
Jerusalem Bio Park
PO Box 12117
Jerusalem 91220
Tel: +972-54-535-2683
Attn: Dr. Phillip Schwartz
E-mail: phillip@enterabio.com

with a copy (which shall not constitute notice) to:
Adam M. Klein, Adv.
Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Fax: +972-3-608-9855

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 10.5 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by guaranteed courier, the second day following pick-up by the guaranteed courier, and (iii) if faxed, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. Notices sent by electronic mail shall be deemed received upon confirmation of receipt of such electronic mail message.

10.6.           Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

10.7.           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.8.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

10.9.           Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.10.           Administration of the Investor. For purposes of determining the availability of any right or the applicability of any limitation under this Agreement, all shares in the Company held by any of the Investor and any Affiliate (as defined in the Amended Articles) of the Investor shall be aggregated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Series A Preferred Share Purchase Agreement as of the date first hereinabove set forth.

The Company: ENTERA BIO LTD.

By:	/s/ Phillip Schwartz
Name:	Dr. Phillip Schwartz
Title:	CEO

The Investor: CENTILLION FUND

By:
Name:
Title:

[Signature Page to Entera Bio Ltd. SPA]

IN WITNESS WHEREOF the parties have signed this Series A Preferred Share Purchase Agreement as of the date first hereinabove set forth.

The Company: ENTERA BIO LTD.

By:
Name:
Title:

The Investor: CENTILLION FUND

By:	/s/ Sean Ellis
Name:	Sean Ellis
Title:	CIO

[Signature Page to Entera Bio Ltd. SPA]

Schedule 1.2(a)

Milestone

Milestone Event	Milestone Last Date	Milestone Investment Amount	Milestone Shares
The company shall have filed with the SEC a form Fl for the purpose of effecting a QIPO for the purpose that following the consummation of which the Company’s shares shall be listed on the NASDAQ or NYSE MKT LLC (AMEX) and by the initial filing of the form Fl the Company has appointed underwriters for such purpose, the identity of which to be approved by the Investor at its reasonable discretion
	Five (5) months following the Initial Closing	US$2,000,000	4,172 Preferred Shares
Consummation of the QIPO following which the Company’s shares shall be listed on the NASDAQ or NYSE MKT LLC (AMEX)	Eleven (11) months following the Initial Closing	US$1,000,000	2,086 Preferred Shares

Schedule 1.3

Capitalization Table

Exhibit A

Form of a Warrant

FORM OF WARRANT

THIS WARRANT AND THE APPLICABLE SHARES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SHARES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

ENTERA BIO LTD.

WARRANT TO PURCHASE SHARES OF ENTERA BIO

For value received and subject to the provisions set forth in this warrant (this “Warrant”), Centillion Fund (“Centillion”) and its assignees are entitled to purchase from Entera Bio Ltd., an Israeli Company (the “Company”):

Type of Shares:	Applicable Shares.
Exercise Price:	$[ ], subject to adjustment as set forth below.
Number of Shares	[ ], subject to adjustment as set forth below.
Term of Warrant:	The earlier to occur of: (i) two (2) years from an IPO (as defined below), or (ii) seven (7) years from the Warrant Date.
Warrant Date:	[ ], 2014.

The number of Shares for which this Warrant is exercisable and the Exercise Price may be adjusted as specified in Section 5.

1.           Definitions. As used herein, capitalized terms not otherwise defined herein shall have the meanings set forth in the introductory paragraph of this Warrant or the following meanings:

a.     “Applicable Shares” means (i) prior to the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Act pursuant to which the Company’s Ordinary Shares shall be listed for trading on the NASDAQ or AMEX (an “IPO”), the Company’s Series A Preferred Shares, (ii) after the conversion of all of the outstanding shares of such series of preferred shares into Ordinary Shares, either automatically or by vote of the requisite holders thereof, the Company’s Ordinary Shares, and (iii) upon any conversion, exchange, reclassification or change, any security into which the shares described in clauses (i) or (ii) of this definition may be converted, exchanged, reclassified or otherwise changed.

b.     “Change of Control” shall mean any (i) acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any share acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting shares of the Company outstanding immediately prior to such transaction continue to retain (either by such voting shares remaining outstanding or by such voting shares being converted into voting shares of the surviving entity), as a result of shares in the Company held by such holders prior to such transactions, in substantially the same proportions, at least fifty percent (50%) of the total voting power represented by the voting shares of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) sale, lease or other conveyance of all substantially all of the assets of the Company.

c.     “Ordinary Shares” means the Ordinary Shares of the Company, each having a nominal value of NIS 0.01.

d.     “Exercise Price” means the exercise price per share of Applicable Shares specified in the introductory paragraph of this Warrant.

e.     “Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.

f.     “Shares” means the Applicable Shares of Company issuable upon exercise of this Warrant.

g.     “Warrant Date” means the date of this Warrant specified in the introductory paragraph of this Warrant.

2.           Term. The right to purchase Applicable Shares upon exercise hereof is exercisable at any time and from time to time from the Warrant Date until the end of the Term of Warrant specified in the introductory paragraph of this Warrant.

3.           Payment and Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased.

The person or persons in whose name(s) any certificate(s) representing Applicable Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested in writing by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.

4.           Shares Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Applicable Shares to provide for the exercise of the rights represented by this Warrant and, while the Applicable Shares is convertible preferred shares, a sufficient number of Ordinary Shares to provide for the conversion of the Applicable Shares into Ordinary Shares.

5.           Adjustment of Exercise Price and Number of Shares. The number and kind of shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.           Change of Control. In case of any Change of Control, the Company, or such successor or purchasing corporation, as the case may be, shall make appropriate provision, so that the Holder shall receive upon exercise of this Warrant at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Applicable Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, money and property receivable upon such Change of Control by a holder of the number of Applicable Shares then purchasable under this Warrant.

b.           Reclassifications or Reorganizations. In case of any reclassification, capitalization reorganization or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the Company shall duly execute and deliver to the Holder a new Warrant (in a form substantially similar to this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Applicable Shares theretofore issuable upon exercise of this Warrant, the kind and amount of shares, other securities, and property receivable upon such reclassification, reorganization or change by a holder of the number of Applicable Shares then purchasable under this Warrant. The provisions of this Section Sb shall similarly apply to successive reclassifications, reorganizations and changes.

c.           Subdivision, Shares Dividend or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide, distribute a dividend payable in Applicable Shares or combine its outstanding Applicable Shares, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision or a share dividend and the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

d.           Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of Applicable Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

e.           Antidilution Rights. The other antidilution rights applicable to the Applicable Shares purchasable hereunder, if any, are set forth in the Company’s Amended and Restated Articles of Incorporation, as amended through the Warrant Date, a true and complete copy of which is attached hereto as Exhibit B (the “Charter”). The Company shall promptly provide the Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.

6.           Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder. In addition, whenever the conversion price or conversion ratio of the Applicable Shares shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Shares after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

7.           Fractional Shares. No fractional Applicable Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall round up or down to the nearest whole number of shares (in the event any such fraction is equal to one-half (1/2), the Company shall round up to the nearest whole number) and issue such whole number of Shares.

8.           Rights as Shareholders; Information. Without derogating Section 5 above, no Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Shares or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the

Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to the holders of the Applicable Shares except if such information, documents and reports are otherwise publicly filed or made publicly available by the Company.

9.           Notice Rights.

a.           Change of Control Transactions. The Company shall provide the Holder with at least fourteen (14) days’ written notice prior to the consummation of a Change of Control.

b.           Dividends and Repurchases. The Company shall provide the Holder with at least fourteen (14) days written notice prior to the record date of any cash dividend with respect to or offer to repurchase the Applicable Shares.

c.           Liquidation. The Company shall provide the Holder with at least fourteen (14) days written notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.

10.           Representations and Warranties. The Company represents and warrants to the Holder as follows:

a.           This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

b.           The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights.

c.           The rights, preferences, privileges and restrictions granted to or imposed upon the Applicable Shares and the holders thereof are as set forth in the Charter, and on the Warrant Date, each share of the Applicable Shares represented by this Warrant is convertible into one share of Ordinary Shares.

d.           The Ordinary Shares issuable upon conversion of the Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.

e.           The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any government authority or agency or other person, except for the filing of notices pursuant to applicable securities laws, which filings will be effected by the time required thereby.

11.           Restrictions on Transfer. By acceptance of this Warrant, the Holder hereby agrees that (i) until the consummation of an IPO the Holder will not sell, offer for sale, pledge, hypothecate or otherwise transfer (“Transfer”) this Warrant except to a Permitted Transferee (as such term is defined in Article 19 of the Company’s Third Amended and Restated Articles of Association) and (ii) upon and following the consummation of an IPO, absent an effective registration statement filed with the Securities and Exchange Commission under the Act covering the disposition or sale of this Warrant or the Shares issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, the Holder will not Transfer any or all this Warrant or the Shares, as the case may be, unless such transfer is exempt from the registration requirements of the Act and any applicable state securities laws, and in such event the Company may require an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is not required in connection with such transfer. In the event of any Transfer in compliance with the terms and conditions of this Section 11, the Holder may Transfer this Warrant, in whole or in part, upon surrender of this Warrant properly endorsed and delivery of a Form of Assignment in substantially the form attached hereto as Exhibit C duly executed by the Holder and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer, if any.

12.           Compliance with Securities Laws. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any securities purchased upon exercise of this Warrant or acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as the Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding the Shares for an indefinite period; that the Holder understands that the Shares will not be registered under the Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, granted to the Holder) and will be “restricted securities” within the meaning of Rule 144 promulgated under the Act; and that all stock certificates representing Shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UNLESS SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

13.           Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

14.           Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, overnight courier or facsimile (with return receipt requested) or delivered personally to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

15.           Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Shares issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder.

16.           Lost Warrants or Stock Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any share certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or share certificate, the Company will make and deliver a new Warrant or share certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or shares certificate.

17.           Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

18.           Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Israel.

19.           Survival of Representations. Warranties and Agreements. All representations and warranties of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

20.           Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

21.           No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

22.           Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

23.           Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Signature Page Follows]

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

ENTERA BIO LTD.

Name:
Title:

Address for Notices:

Entera Bio Ltd. Jerusalem Bio Park PO Box 12117 Jerusalem 91220 Tel: +972-54-535-2683 Attn: Dr. Phillip Schwartz

with a copy (which shall not constitute notice) to:

Adam M. Klein, Adv. Goldfarb Seligman & Co. Electra Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Fax: +972-3-608-9855

EXHIBIT A

NOTICE OF EXERCISE

To: Entera Bio Ltd. (the “Company”)

1. The undersigned hereby elects to purchase ________ shares of [Applicable Shares] [Ordinary Shares] of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing ________ shares in the name of the undersigned:

(Name)

(Address)

3. The undersigned confirms that the representations and warranties of the undersigned set forth in Sections 4.4 and 4.5 of the Series A Preferred Share Purchase Agreement by and between the Company and the Holder are true and correct as of the date hereof.

(Signature)

_________________
(Date)

EXHIBIT B

CHARTER

EXHIBIT C

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)

To: Entera Bio Ltd.                                                                            Warrant No. ____

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________ the attached Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ___________________ attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Shares set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	Number of Shares

If the number of shares specified to be transferred in this Form of Assignment shall not be all of the Shares purchasable under the Warrant, please issue a new Warrant in the name of the undersigned for the balance remaining of the Shares purchasable thereunder.

CENTILLION FUND

By:

Printed Name

Title